Exhibit 99.1

FOSTER WHEELER BOARD ELECTS THREE NEW DIRECTORS

HAMILTON, BERMUDA, January 31, 2008 — Foster Wheeler Ltd. (NASDAQ: FWLT) announced the election of three new directors, effective with today's board meeting.

Mr. Edward G. Galante, 57, retired from ExxonMobil in 2006 as senior vice president and member of the Management Committee after a 34-year career at that firm.  His responsibilities included worldwide Refining and Supply, Fuels and Lubricants Marketing and Research and Engineering. His earlier experience at ExxonMobil included progressively responsible assignments in engineering, sales, product line coordination and terminal operations.  He also held positions in Corporate Planning, Supply, and served as manager of the company's Baton Rouge, Louisiana, refinery and as managing director of Esso Thailand.  Currently he serves on the board of Praxair, Inc. and of Junior Achievement Worldwide.  He is a member of the 25-Year Club of the Petroleum Industry.  He holds a B.S. degree in civil engineering from Northeastern University and serves on the Board of Overseers for that institution.  He also serves as executive in residence at the university's College of Business Administration.

Mr. Jack A. Fusco, 45, is retired chairman and chief executive officer of Texas Genco LLC, which owned and operated a diverse portfolio of 69 power generating units before its acquisition by NRG Energy in 2006.  Fusco has more than 20 years of electric utility experience, including service as president, chief executive officer and director of Orion Power Holdings, Inc.  Prior to that, he had been vice president of the Fixed Income Commodity and Currency Trading Division for Goldman Sachs & Co, where he specialized in wholesale electric commodity trading and marketing.  He holds a B.S. in mechanical engineering from California State University of Sacramento.

Mr. Steven J. Demetriou, 49, is chairman and chief executive officer of Aleris International, Inc., a global producer of aluminum rolled products that was formed in 2004 through the merger of Commonwealth Industries, Inc. and IMCO Recycling Inc.  Prior to the merger, he had served as president, chief executive officer and board member at Commonwealth.  Before joining Commonwealth, he had served as president and chief executive officer of privately held Noveon, Inc., a specialty chemical company.  His career spans more than 25 years and includes management and senior leadership positions at ExxonMobil Corporation, Cytec Industries, IMC Global.  He serves on the board of OM Group, Inc and is chairman of the Aluminum Association's Executive Committee.  He holds a B.S. degree in chemical engineering from Tufts University and is active in numerous philanthropic organizations in the Cleveland, Ohio, area.

"These appointments significantly strengthen our board of directors,"  said Raymond J. Milchovich, chairman and chief executive officer of Foster Wheeler Ltd.  "Throughout their long and distinguished careers, Ed, Jack and Steve have all demonstrated consistent achievement across a range of markets and businesses that are very relevant to our business.  We look forward to the innovative thinking, sound judgment and rich experience they will provide and the many contributions they will make to the future success of Foster Wheeler."

Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of engineering, procurement, construction, manufacturing, project development and management, research and plant operation services. Foster Wheeler serves the upstream oil and gas, LNG and gas-to-liquids, refining, petrochemicals, chemicals, power, pharmaceuticals, biotechnology and healthcare industries. The company is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, New Jersey, USA. For more information about Foster Wheeler, please visit our Web site at www.fwc.com.

# # #

08-271

Safe Harbor Statement

Foster Wheeler news releases may contain forward-looking statements that are based on management’s assumptions, expectations and projections about the Company and the various industries within which the Company operates. These include statements regarding the Company’s expectations regarding revenues (including as expressed by its backlog), its liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims, and the costs of current and future asbestos claims, and the amount and timing of related insurance recoveries. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The Company cautions that a variety of factors, including but not limited to the factors described in Part II, Item 1A “Risk Factors” of the Company’s most recent quarterly report on Form 10-Q and the following, could cause the Company’s business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the oil and gas, oil refining, chemical/petrochemical and power industries, changes in the financial condition of its customers, changes in regulatory environment, changes in project design or schedules, contract cancellations, changes in estimates made by the Company of costs to complete projects, changes in trade, monetary and fiscal policies worldwide, compliance with laws and regulations relating to our global operations, currency fluctuations, war and/or terrorist attacks on facilities either owned or where equipment or services are or may be provided, interruptions to shipping lanes or other methods of transport, outcomes of pending and future litigation, including litigation regarding the Company’s liability for damages and insurance coverage for asbestos exposure, protection and validity of its patents and other intellectual property rights, increasing competition by foreign and domestic companies, compliance with its debt covenants, recoverability of claims against its customers and others by the Company and claims by third parties against the Company, and changes in estimates used in its critical accounting policies. Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond the Company’s control. You should consider the areas of risk described above in connection with any forward-looking statements that may be made by the Company. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures the Company makes in proxy statements, quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission.

# # #

Contacts:
1BMedia	Maureen Bingert	908 730 4444	E-mail: maureen_bingert@fwc.com
Investor Relations	Scott Lamb	908-730-4155	E-mail: scott_lamb@fwc.com
0BOther Inquiries		908 730 4000	fw@fwc.com